EXHIBIT 10.2

Gen Re

Automatic Yearly Renewable Term
Reinsurance Agreement

between

US Alliance Life & Security Company
Topeka, Kansas

(hereinafter referred to as the "Company")

and

General Re Life Corporation
Stamford, Connecticut

(hereinafter referred to as the "Reinsurer")

Effective July 1, 2014

Agreement # U169-100-000

U169-100-000

TABLE OF CONTENTS

Article 1                     PREAMBLE ................................................................................................................................................................................4

1.1 Parties to this Agreement

1.2 Compliance

1.3 Governing Law

1.4 Entire Agreement

1.5 Severability

1.6 Office of Foreign Assets Control

Article 2                     AUTOMATIC REINSURANCE ...............................................................................................................................................6

2.1 General Conditions

2.2 Coverages

Article 3                     FACULTATIVE REINSURANCE ............................................................................................................................................7

3.1 Procedure

3.2 Continuing Notice Obligation

Article 4                     LIABILITY ...................................................................................................................................................................................8

4.1 Automatic Reinsurance

4.2 Facultative Reinsurance

4.3 Conditional Receipt

4.4 Retained Amounts

Article 5                     REINSURANCE BENEFIT AMOUNTS ..................................................................................................................................9

5.1 Life

5.2 Disability Waiver of Premium

5.3 Accidental Death Benefit

Article 6                     REDUCTIONS, TERMINATIONS AND CHANGES .........................................................................................................10

6.1 General Conditions

6.2 Reductions and Terminations

6.3 Non-Contractual Increases

6.4 Risk Classification Changes

6.5 Non-Forfeiture Benefits

6.6 Reinstatement

Article 7                     CONVERSIONS, EXCHANGES AND REPLACEMENTS ..............................................................................................12

Article 8                     PREMIUM ACCOUNTING ....................................................................................................................................................13

8.1 Payment of Premiums

8.2 Delayed Payment

8.3 Failure to Pay Premiums

8.4 Premium Rate Guarantee

8.5 Administration

8.6 Foreign Account Tax Compliance Act

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Article 9                     CLAIMS ..................................................................................................................................................................................14

9.1 Coverage

9.2 Notice

9.3 Liability

9.4 Proof of Loss

9.5 Settlement

9.6 Contested Claims

9.7 Extra Contractual Damages

9.8 Misstatement

9.9 Misrepresentation or Suicide

9.10 Change in Policy or Process

12.1 Currency

12.2 Premium Tax

12.3 Inspection of Records

12.4 Errors and Omissions

12.5 Offset

12.6 Company Data

12.7 Coverage

16.1 Definition of Insolvency

16.2 Insolvency of the Company

16.3 Insolvency of the Reinsurer

U169-100-000

Article 1
PREAMBLE

1.1 Parties to this Agreement
This is an agreement for indemnity reinsurance (the "Agreement") solely between US Alliance Life and Security Company, of Kansas (the "Company") and General Re Life Corporation, of Connecticut (the "Reinsurer"). The Company and the Reinsurer may be referred to individually as a "Party" or collectively as the "Parties". The performance of the obligations of each Party under this Agreement shall be rendered solely to the other Party.

The acceptance of risks under this Agreement shall create no right or legal relation whatsoever between the Reinsurer and the insured, owner, or beneficiary of any insurance policy or other contract of the Company.

1.2 Compliance
This Agreement applies only to the issuance of insurance by the Company in a jurisdiction in which it is properly licensed. The Company represents that to the best of its knowledge, it is in compliance with all state and federal laws applicable to the business reinsured under this Agreement. In the event that the Company is found to be in non-compliance with any law material to this Agreement, the Agreement shall remain in effect and the Company shall indemnify the Reinsurer for any direct loss the Reinsurer suffers as a result of non-compliance, and shall seek to remedy the non-compliance.

1.3 Governing Law
This Agreement shall be construed in accordance with the laws of the State of Connecticut.

1.4 Entire Agreement
This Agreement shall constitute the entire agreement between the Parties with respect to the business reinsured hereunder. There shall be no understanding between the Parties other than that expressed in this Agreement. Any change or modification to this Agreement shall be null and void unless made by written amendment to this Agreement and signed by both Parties.

1.5 Severability
If any provision of this Agreement is determined to be invalid or unenforceable, such determination shall not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

1.6 Office of Foreign Assets Control
The Company represents that, to the best of its knowledge, it is, and shall use best efforts to continue to be, in compliance with all laws, regulations, judicial and administrative orders (collectively "laws") applicable to the reinsured policies under this Agreement, including but not limited to, sanctions or laws administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), as such laws may be amended from time to time. Neither the Company nor the Reinsurer shall be required to take any action under this Agreement that would result in it being in violation of said laws, including, but not limited to, making any payments in violation of the law. Should either Party discover a reinsurance payment has been made in violation of the law, it shall notify the other Party and the Parties shall cooperate in order to take all necessary corrective actions including, but not limited to, the return of the payment to the Reinsurer, unless prohibited by law.

U169-100-000

Article 2
AUTOMATIC REINSURANCE

2.1 General Conditions
On or after 12:01 A.M. Eastern Standard Time on the Effective Date of this Agreement, reinsurance under this Agreement shall be in force and binding on the Reinsurer provided that the issuance of such insurance by the Company constitutes the transaction of business in a jurisdiction in which the Company is properly licensed, the insurance is issued on the lives of residents of the United States or Canada, and the reinsurance premiums continue to be paid in accordance with this Agreement.

2.2 Coverages
Life insurance and benefits under associated riders are the coverages reinsured automatically under this Agreement, up to the limits shown in Exhibit A.

When the Company retains its maximum limit of retention with respect to a life, as shown in Exhibit A, the Company shall cede and the Reinsurer shall automatically accept as reinsurance under the terms and conditions of this Agreement, liability on individual life insurance on such life, together with all reinsured supplemental coverages, provided that the policies are issued directly by the Company on those plans of insurance shown in Exhibit A and fully underwritten by employees of the Company or a third party vendor approved by the Reinsurer in accordance with the Company's usual underwriting standards and requirements which the Reinsurer has acknowledged in writing.

Reinsurance shall not be ceded automatically to the Reinsurer on any risk if:

1.	the amount of ultimate reinsurance causes the Binding Limit, shown in Exhibit A, to be exceeded; or
2.	the amount of ultimate reinsurance causes the Jumbo Limit, as shown in Exhibit A, to be exceeded; or

3.
the Company has submitted the risk for facultative underwriting consideration to any reinsurer, including the Reinsurer, within five (5) years except for any prior facultative submission that was solely for capacity and which may now be accommodated within the terms of this Agreement; or

4.	the substandard mortality rating assessed to the risk exceeds Table P (500%) or its equivalent on an extra premium basis; or
5.	the risk at the time of issue exceeds the maximum issue age shown in Exhibit A; or
6.	the individual life insurance is to be issued on a professional athlete, politician, or diplomat.

U169-100-000

Article 3
FACULTATIVE COVERAGE

3.1 Procedure
When a risk does not qualify for automatic reinsurance or, if the Company so desires, the Company may request facultative consideration of any risk on those plans of insurance shown in Exhibit A by sending the Reinsurer a reinsurance application form, showing details of the risk together with copies of the original application and all information known to the Company pertaining to the insurability of the risk. The Reinsurer shall give the reinsurance application prompt consideration and shall notify the Company of its decision and risk classification. The Company shall notify the Reinsurer in writing of its unconditional acceptance of an offer during the lifetime of the insured.

After the first premium has been received by the Company on a policy that has been submitted to and unconditionally accepted by the Reinsurer on a facultative basis, the Company shall promptly report placement of the policy to the Reinsurer in the agreed upon format.

Unless specifically agreed to the contrary, the Reinsurer shall hold its offer on a pending case open for ninety (90) days, at the end of which time the Reinsurer shall, in the absence of written notification of case status, routinely close its file and consider the offer to reinsure as formally withdrawn.

3.2 Continuing Notice Obligation
Both prior to and subsequent to the Reinsurer's acceptance of a risk, the Company shall send to the Reinsurer all information that is related to the insurability of such risk.

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Article 4
LIABILITY

4.1 Automatic Reinsurance
The liability of the Reinsurer on any automatic reinsurance covered under this Agreement shall begin and end simultaneously with that of the Company, subject to the conditions of Article 2.

4.2 Facultative Reinsurance
For facultative reinsurance, the Reinsurer's liability shall commence at the same time as the Company's liability, provided that the Reinsurer has made an unconditional facultative offer and that unconditional offer was accepted in writing, during the lifetime of the insured, in accordance with the terms of this Agreement. The Reinsurer shall become liable for its share of the risk, provided that the policy has been delivered according to the usual procedures of the Company and that the Company has followed its facultative coverage rules for reinsurance placement.

4.3 Conditional Receipt
The Reinsurer shall accept liability on the Company's Conditional Receipt or Pre-paid business up to the amount shown in Exhibit A, provided that all procedures, terms and conditions of the Company's Conditional Receipt are followed. All Conditional Receipt forms in use by the Company, as well as any subsequent changes or modifications, must be approved in writing by the Reinsurer.

The Reinsurer's liability on automatic reinsurance shall begin and end with the Company's conditional receipt liability.

In the case where the conditional receipt is given for an amount less than the policy application, the Reinsurer shall not be liable for more than its proportionate share of the maximum limit as shown in the Company's conditional receipt.

4.4 Retained Amounts
The Company may not reinsure the amount it has retained on the business covered under this Agreement on any basis without the Reinsurer's written consent, which consent may be withheld for any reason.

U169-100-000

Article 5
REINSURANCE BENEFIT AMOUNTS

5.1 Life
The reinsured net amount at risk of the policy is defined as the policy face amount less the account value, less the amount retained by the Company, and for automatic policies, multiplied by the Reinsurers share as stated in Exhibit A. For variable amount plans, the reinsured net amount at risk is calculated using the account value in effect at the end of the monthly reinsurance billing period.

The Company's retention on the policy shall remain constant. Any change in the net amount at risk due to changes in the policy's cash value or account value shall be allocated to the reinsured amount.

5.2 Disability Waiver of Premium
Disability Waiver of Premium is not reinsured under this Agreement.

5.3 Accidental Death Benefit
Accidental Death Benefit is not reinsured under this Agreement.

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Article 6
REDUCTIONS, TERMINATIONS AND CHANGES

6.1 General Conditions
Whenever a change is made in the status, plan, amount or other material feature of a policy reinsured under this Agreement, the Reinsurer shall, upon receipt of notification of the change, provide appropriately adjusted reinsurance coverage. The Company shall notify the Reinsurer of any such change not more than sixty (60) days after its effective date.

6.2 Reductions and Terminations
In the event of the reduction, lapse or termination of insurance with the Company on a life, the Company shall reduce reinsurance proportionately. In the event that there is more than one reinsurer on the policy being reduced, the reduction in reinsurance shall be proportionate among the reinsurers. The Reinsurer shall refund any net unearned premiums. However, policy fees, if any, shall be deemed earned for a policy year if during any portion of such policy year, ceded insurance is exposed to risk.

6.3 Non-Contractual Increases
If the amount of insurance is increased as a result of a non-contractual change, the increase shall be underwritten by the Company in accordance with its customary standards and procedures and shall be considered new reinsurance under this Agreement. The Reinsurer's approval is required if the original policy was reinsured on a facultative basis or if the new amount shall cause the reinsured amount on the life to exceed either the Automatic Binding Limits or the Jumbo Limits shown in Exhibit A.

The Reinsurer shall assume its share of the entire amount in excess of the Company's applicable retention. Premiums for the additional reinsurance shall be point-in-scale from the original issue date.

6.4 Contractual Increases
For policies reinsured on an automatic basis, reinsurance of increases in amount resulting from contractual policy provisions shall be accepted only up to the Automatic Binding Limits shown in Exhibit A.

For policies reinsured on a facultative basis, reinsurance shall be limited to the ultimate amount shown in the Reinsurer's facultative offer.

For policies with increasing net amount at risk, the Reinsurer's ultimate risk amount is limited to its share of twice the initial face amount, not to exceed its share of the automatic binding limit. Reinsurance premiums for contractual increases shall be on a point-in-scale basis from the original issue age of the policy.

6.5 Risk Classification Changes
If the policyholder requests a table rating reduction or removal of a flat extra, such change shall be underwritten according to the Company's normal underwriting practices. Risk classification on facultative policies shall be subject to the Reinsurer's approval.

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6.6 Non Forfeiture Benefits
If the original policy lapses and extended term insurance is elected under the terms of the policy, reinsurance shall continue on the same basis as under the original policy until the expiry of the extended term period.

If the original policy lapses and reduced paid-up insurance is elected under the terms of the policy, the amount shall be reduced.

Reinsurance shall be reduced by the full amount of the reduction. The reinsurance premiums shall be calculated in the same manner as reinsurance premiums were calculated on the original policy. If the amount of reduction exceeds the risk amount reinsured, the reinsurance on the policy shall be terminated.

6.7 Reinstatement
If a policy that has lapsed or surrendered is reinstated in accordance with its terms and in accordance with Company rules and procedures, the Reinsurer shall, upon notification of reinstatement, reinstate the pre-existing reinsurance coverage. However, if the policy were facultatively reinsured with the Reinsurer, approval by the Reinsurer shall be required prior to the reinstatement of the reinsurance if the Company retained less than fifty (50) percent of the risk and the policy has been lapsed for more than ninety (90) days.

Upon reinstatement of the reinsurance coverage, the Company shall pay the reinsurance premiums which would have accrued had the policy not lapsed, together with interest at the same rate as the Company receives under its policy.

U169-100-000

Article 7
CONVERSIONS, EXCHANGES AND REPLACEMENTS

7.1 General Conditions
If a policy reinsured under this Agreement is converted, exchanged or replaced, the Company shall promptly notify the Reinsurer. Unless mutually agreed otherwise, policies that are not reinsured with the Reinsurer and that exchange or convert to a plan covered under this Agreement shall not be reinsured hereunder.

7.2 Conversions
The Reinsurer shall continue to accept reinsurance resulting from the contractual conversion of any policy reinsured under this Agreement, in an amount not to exceed the original amount reinsured hereunder. If the plan to which the original policy is converting is reinsured by the Reinsurer, either under this Agreement or under a different Agreement, reinsurance premium rates for the resulting converted policy shall be those contained in the Agreement that covers the plan to which the original policy is converting. However, if the Reinsurer does not reinsure the new plan, reinsurance premiums for a policy resulting from a contractual conversion shall use the rates shown in Exhibit B. Reinsurance premiums and any allowances for conversions shall be on a point-in-scale basis from the issue age of the original policy.

If the conversion results in an increase in the risk amount, the increase shall be underwritten by the Company in accordance with its customary standards and procedures. The Reinsurer shall accept its share of such increases, subject to the new business provisions of this Agreement. Reinsurance premiums and any allowances for increased risk amounts shall be first-year premiums at the agreed upon premium rate schedule.

7.3 Exchanges and Replacements
The Reinsurer shall consider exchanges and replacements to the plans reinsured under this
Agreement. First-year premium calculations shall apply to any policy on which:
the Company has obtained complete and current underwriting evidence on the full amount; and
the full normal commissions are paid for the new plan; and
the Suicide and Contestable provisions apply as if the policy were newly issued.

The Reinsurer's approval to exchange or replace the policy shall be required if the original policy were reinsured on a facultative basis.

If the Company's guidelines do not treat the policy as new business, the exchange or replacement shall continue to be ceded to the Reinsurer. The rates shall be based on the original issue age, underwriting class and duration since the issuance of the original policy.

Reinsurance premiums shall be the agreed upon exchange premiums.

U169-100-000

Article 8
PREMIUM ACCOUNTING

8.1 Payment of Reinsurance Premiums
Reinsurance premiums for life insurance, waiver of premium disability benefits and accidental death benefits shall be the premiums shown in Exhibit B. Reinsurance premiums are payable in accordance with the method outlined in Exhibit C.

8.2 Delayed Payment
Premium balances which remain unpaid for more than sixty (60) days shall incur interest from the due date, calculated from that date by using the 13-week Treasury Bill rate reported for the last working day of the calendar month in the "Money Rates" section of The Wall Street Journal or comparable publications.

8.3 Failure to Pay Premiums
The payment of reinsurance premiums shall be a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid when due, the Reinsurer shall have the right to terminate the reinsurance for all policies having reinsurance premiums in arrears. If the Reinsurer elects to exercise its right of termination, it shall give the Company thirty (30) days written notice of its intention to terminate said reinsurance. If all reinsurance premiums in arrears, including any which may become in arrears during the thirty (30) day period, are not paid before the expiration of said period, the Reinsurer shall be relieved of all liability. Policies on which reinsurance premiums subsequently fall due shall automatically terminate if reinsurance premiums are not paid. Terminated reinsurance may be reinstated, subject to approval by the Reinsurer, within sixty (60) days of the date of termination upon payment of all reinsurance premiums in arrears. The Reinsurer shall have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance shall not prejudice the Reinsurer's right to collect premiums for the period reinsurance was in force prior to the expiration of the thirty (30) day notice.

The Company may not withhold premiums in order to force termination under the provisions of this Article and to avoid the provisions regarding recapture in Article 11.

8.4 Premium Rate Guarantee
The Reinsurer guarantees the current life reinsurance premium rates for one policy year. Thereafter, the rates shall not exceed the maximum of the YRT net premiums computed using 100% of the 2001 CSO ultimate, sex distinct, smoker/ nonsmoker mortality table including multiples for substandard ratings of the reinsured policy, or the premium rates in Schedule B, or the guaranteed premium rates the Company may charge its policyholders including multiples for substandard ratings of the reinsured policy.

If the Reinsurer increases reinsurance premium rates without a corresponding increase in rates by the Company to its policyholders, the Company shall have the right to recapture the reinsured business without a penalty or a recapture fee. The Reinsurer shall provide 180 days advance notice to the Company prior to the rate increase becoming effective.

U169-100-000

8.5 Administration
The Company shall administer the business using an electronic format acceptable to the Reinsurer. All policies must be reported to the Reinsurer as soon as possible after policy issue and in no event shall the reporting be after twelve (12) months from policy issue. Any policy that is reported more than twelve (12) months after issue shall be subject to facultative review by the Reinsurer.

If any termination of a policy is reported more than two (2) years after the date of termination, then the Reinsurer shall reimburse premium on a pro rata basis, but in no event shall the Reinsurer reimburse greater than two (2) years of premium.

8.6 Foreign Account Tax Compliance Act (FATCA)
Prior to the payment of the first premium due hereunder, the Company shall provide to the Reinsurer the documentation required by FATCA (such as a valid IRS Form W-8BEN-E or Form W-9, as the case may be, or valid substitute forms, hereinafter "FATCA Documentation") confirming that the Company is not subject to any tax withholding.

In the event that the Company fails to provide the Reinsurer with FATCA Documentation in accordance with paragraph one above, the Reinsurer shall delay payment of any profit commission otherwise due to the Company for a period of up to thirty (30) days and shall notify the Company accordingly. If the Company fails to provide FATCA Documentation during this thirty (30) day period, the Reinsurer shall deduct and withhold 30% of such payment and pay the remaining amount to Company.

Interest shall not be assessed against the Reinsurer with respect to any payment made after the due date hereunder as a result of the Company's failure to timely provide FATCA Documentation; and such amounts shall not be subject to offset under the Offset Article.

U169-100-000

Article 9
CLAIMS

9.1 Coverage
Claims covered under this Agreement include only death claims, which are those due to the death of the insured on a policy reinsured under this Agreement, and any additional benefits specified in Exhibit A, which are provided by the underlying policy and are reinsured under this Agreement.

9.2 Notice
The Company shall notify the Reinsurer, as soon as possible, after it receives a claim on a policy reinsured under this Agreement. If proof of claim approved by the Company or proof of claim payment made by the Company is not provided to the Reinsurer within twelve (12) calendar months from the date such proof of claim is approved or paid, whichever is earlier, then the Reinsurer shall be relieved of all liability.

9.3 Liability
Whenever a claim is made on a policy reinsured under this Agreement, the Reinsurer shall consider its liability to the Company to be for the amount of reinsurance for that policy as determined in Article 5 and Exhibit A. If the Company has been paying premium to the Reinsurer on an estimated reinsured net amount at risk, the Reinsurer's claim liability shall not exceed that amount provided by the Company. The Reinsurer shall accept the good faith decision of the Company in settling a claim under strict policy conditions and shall pay the amount of its liability in effect at the time of settlement, including its proportionate share of any interest paid to the claimant.

If the Company has retained either a) less than its full retention or b) fifty (50) percent or less of the risk, the Company shall consult with the Reinsurer before making an admission of liability on any claim on which death has occurred during the contestable period. If the Company chooses to pay such a claim that the Reinsurer believes should be contested, then the dispute may be submitted to arbitration.

9.4 Proof of Loss
In every case of loss, the Company shall provide the Reinsurer with copies of all proofs of loss, underwriting papers, investigation reports and a statement showing the amount paid on the claim by the Company, plus any information the Reinsurer may request.

9.5 Settlement
For life insurance claims, the Reinsurer shall pay its share of death benefits in a lump sum regardless of the form of claim settlement by the Company.

For an approved Waiver of Premium benefit claim, the Reinsurer shall pay its share of the gross premium waived by the Company, and the Company shall continue to pay the total reinsurance premium, excluding the corresponding waiver premium. If the policy is subject to recapture, the reinsurance premium shall be appropriately adjusted. For Universal Life products, the gross premium waived shall be the cost of insurance premium waived by the Company. The Reinsurer may pay Waiver of Premium claims in one payment per year regardless of the mode of premium payment specified in the policy.

U169-100-000

9.6 Contested Claims
The Company shall notify the Reinsurer of its intention to contest or compromise a claim. The Company shall notify the Reinsurer of any lawsuit made against the Company on a policy reinsured under this Agreement. Unless agreed otherwise, all contestable claims shall be routinely investigated. If the Reinsurer chooses not to participate in a contested claim, it shall pay its full amount of reinsurance liability on such claim and shall thereby be relieved of all future liability with respect to such contested claim.

If the Reinsurer joins the Company in a contest or compromise, the Reinsurer shall participate in the same proportion that the amount at risk reinsured with the Reinsurer bears to the total amount at risk to the Company on the claim and shall share in the reduction in liability in the same proportion. The Reinsurer shall pay its share of "routine expenses" which are considered to be investigative or administrative expenses incurred by the Company that are customarily incurred with respect to most claims. Participation in "unusual expenses" shall require written consent by the Reinsurer. Unusual expenses shall include, but not be limited to, fees of outside attorneys, investigators or consultants. The Reinsurer shall not reimburse expenses or compensation of salaried officers and employees of the Company or any subsidiary or any affiliate of the Company, or expenses incurred by the Company as a result of a dispute arising out of conflicting claims of entitlement to policy proceeds or benefits.

9.7 Extra Contractual Damages
The Reinsurer shall not participate in Punitive or Compensatory Damages or Statutory Penalties that are awarded against the Company as a result of an act, omission or course of conduct committed solely by the Company, its agents, or representatives in connection with claims covered under this Agreement. The Reinsurer shall, however, pay its share of Statutory Penalties awarded against the Company in connection with claims covered under this Agreement if the Reinsurer elected in writing to join in the contest of the coverage in question.

The Parties recognize that circumstances may arise in which equity would require the Reinsurer, to the extent permitted by law, to share proportionately in Punitive and Compensatory damages. Such circumstances are difficult to define in advance, but would generally be those situations in which the Reinsurer was an active party and, in writing, recommended or consented to, in advance, the act or course of conduct of the Company that would result in the assessment of the Extra Contractual Damages. In such situations, the Reinsurer and the Company shall share such damages so assessed, in equitable proportions.

For purposes of this Article, the following definitions shall apply:
■	Punitive Damages are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.
■	Compensatory Damages are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty nor fixed in amount by statute.

■	Statutory Penalties are those amounts awarded as a penalty, but are fixed in amount by statute.

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9.8 Misstatement
In the event of an increase or decrease in the amount of the Company's liability on a policy reinsured hereunder because of a misstatement of age, sex, or other risk classification, which is established after the death of the insured, the Company and the Reinsurer shall share in the change in amount in proportion to its respective net liability prior to the change. The reinsurance premium for all policy years shall be recalculated on the basis of the adjusted amount using premiums and reserves at the correct risk classification, and the adjustment for the difference in reinsurance premiums shall be made without interest.

9.9 Misrepresentation or Suicide
If the Company returns premiums to the policyholder or beneficiary as a result of misrepresentation or suicide of the insured, the Reinsurer shall refund net reinsurance premiums received on that policy without interest to the Company in lieu of any other form of reinsurance benefit payable under this Agreement.

9.10 Change In Policy or Process
In the event of any change in the claims policy or process of the Company including, but not limited to, a change in the principal claims personnel, or the delegation of the claim settlement to a third party, or the decision to close to new business, the Company shall inform the Reinsurer without delay and the Reinsurer shall have the right to review and adjust the claims authority with immediate effect by giving written notice of such change to the Company.

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Article 10
RETENTION LIMIT CHANGES

If the Company changes its maximum retention limits as shown in Exhibit A, it shall provide the Reinsurer with written notice of the intended changes ninety (90) days in advance of the effective date.

A change to the Company's maximum retention limits shall not affect the reinsured policies in force except as specifically provided elsewhere in this Agreement. Furthermore, unless agreed between the Parties, an increase in the Company's retention schedule shall not affect an increase in the total risk amount that it may automatically cede to the Reinsurer.

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Article 11
RECAPTURE

Whenever the Company increases its maximum retention limits over the maximum retention limits set forth in Exhibit A, the Company has the option to recapture certain risk amounts. If the Company has maintained its maximum stated retention (not a special retention limit) for the plan and insured's age, sex, and mortality classification, it may apply its increased retention limits to reduce the amount of reinsurance in force as follows.
1.	The Company must give the Reinsurer thirty (30) days written notice prior to its intended date of the commencement of recapture.

2.
The reduction of reinsurance on affected policies shall become effective on the policy anniversary date immediately following the notice of election to recapture; however, no reduction shall be made until a policy has been in force for at least [insert number of years] years.

3.
If any reinsured policy is recaptured, all reinsured policies eligible for recapture under the provisions of this Article must be recaptured up to the Company's new maximum retention limits in a consistent manner and the Company must increase its total amount of insurance on each reinsured life. The Company may not revoke its election to recapture for policies becoming eligible at future anniversaries.

If portions of the reinsured policy have been ceded to more than one reinsurer, the Company must allocate the reduction on reinsurance so that the amount reinsured by each reinsurer after the reduction is proportionately the same as if the new maximum dollar retention limits had been in effect at the time of issue.

The amount of reinsurance eligible for recapture is based on the current amount at risk as of the date of recapture. For a policy issued as a result of exchange, conversion, or re-entry, the recapture terms of the reinsurance Agreement covering the original policy shall apply, and the duration for the purpose of recapture shall be measured from the effective date of the reinsurance on the original policy.

If there is a reinsured waiver of premium claim in effect when recapture takes place, the Reinsurer shall continue to pay its share of the waiver claim until it terminates. The Reinsurer shall not be liable for any other benefits, including the basic life risk, that are eligible for recapture. All such eligible benefits shall be recaptured as if there were no waiver claim in effect.

After the effective date of recapture, the Reinsurer shall not be liable for any reinsured policies or portions of such reinsured policies eligible for recapture that the Company has overlooked.

The terms and conditions for the Company to recapture reinsured policies, as made necessary by the insolvency of the Reinsurer, are set forth in Article 16.

No recapture shall be permitted if the Company has either obtained or increased stop loss reinsurance coverage as justification for the increase on retention limits.

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Article 12
GENERAL PROVISIONS

12.1 Currency
All payments under this Agreement shall be made in United States currency.

12.2 Premium Tax
The Reinsurer shall not reimburse the Company for premium taxes on reinsurance premiums.

12.3 Inspection of Records
The Reinsurer, or its duly authorized representatives, shall have the right at any reasonable time to inspect, at the office of the Company, all data and records relating, directly or indirectly, to any business reinsured under this Agreement.

12.4 Errors and Omissions
This provision applies only to errors relating to the administration of reinsurance covered by this Agreement. This provision does not apply to the administration of the insurance provided by the Company to its insured or any other errors or omissions committed by the Company with regard to the policy reinsured hereunder. If through unintentional clerical error, oversight, omission or misunderstanding, collectively referred to as "errors", the Reinsurer or the Company fails to comply with the terms of this Agreement and if, upon discovery of the error by either Party, the other is promptly notified, each thereupon shall be restored to the position it would have occupied if the error had not occurred.

If it is not possible to restore each Party to the position it would have occupied if the error had not occurred, the Parties shall endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the Parties as evidenced by this Agreement.

If either Party discovers that the Company has failed to cede reinsurance as provided in this Agreement, or failed to comply with its reporting requirements, the Reinsurer, in its sole discretion, shall require the Company to audit its records for similar errors and to take all reasonable actions necessary to avoid similar errors in the future.

12.5 Offset
Upon notice to the other Party, the Company or the Reinsurer may offset any undisputed balance(s) due from one Party to the other from premiums, allowances, claims, or any other amount(s) due under this Agreement. The right of offset shall not be affected or diminished because of the insolvency of either Party.

12.6 Company Data
The Company agrees to keep the Reinsurer informed of the identity and terms of its policies, riders and contracts reinsured under this Agreement, as well as any special programs affecting reinsurance hereunder, with copies of its application forms, policy forms, supplementary agreements, rate books, plan codes and all other materials relevant to the coverages reinsured.

U169-100-000

Further, the Company agrees to furnish the Reinsurer with all underwriting manuals or criteria, requirements, and retention schedules affecting reinsurance ceded and to keep the Reinsurer fully informed of all subsequent changes to said materials.

12.7 Coverage
This Agreement applies only to policies written directly by the Company. Policies where liability is assumed by the Company through reinsurance, acquisition, mergers or portfolio transfers are not reinsured under this Agreement.

U169-100-000

Article 13
FORMS, MANUALS AND ISSUE RULES

It is the Company's obligation to ensure that business ceded under this Agreement does not deviate from the underwriting criteria:
1.	the Preferred Criteria for business ceded under this Agreement is included in Exhibit A;
2.	the age and amount requirements for business ceded under this Agreement are included in Exhibit A;
3.	the underwriting manual used for the classification of risk business ceded under this Agreement is General Re Life Corporation;
4.	the application for insurance and conditional receipt or temporary insurance agreement is on file with the Reinsurer.

The Company's retention schedule, premium rates and policy forms applicable to the reinsured policies and in use as of the Effective Date of this Agreement have been supplied to the Reinsurer. If the underwriting manual has not been supplied, the Company has informed the Reinsurer of the manual in use.

The Company shall promptly notify the Reinsurer of any proposed changes to the above or any changes that shall alter the risk profile of business reinsured under this Agreement. This Agreement shall not extend to any policies issued pursuant to any changes unless the Reinsurer has consented in writing to accept policies with such changes.

This Agreement shall not provide automatic reinsurance where a policy has been issued contrary to the agreed upon underwriting criteria. The following list is meant to provide examples, but is not intended to be all-inclusive:
1.	the risk should have been declined, postponed, or additional information obtained based on the underwriting manual cited above;
2.	a risk that exceeds the agreed upon limits or capacity;
3.	not obtaining age and amount requirements;
4.	reducing ratings outside approved guidelines;
5.	business decisions.

If a policy is issued at an underwriting classification different from the underwriting classification in the agreed upon underwriting manual and guidelines, then:
1.
absent any knowledge by the Company of a claim on the policy, the Reinsurer shall receive the appropriate premium, together with interest, based on the appropriate underwriting rate per the agreed upon underwriting guidelines. The Reinsurer's liability remains unchanged.

2.
in all other cases, the Reinsurer's liability shall be reduced to the same proportion as the reinsurance premiums credited to the Reinsurer bear to the reinsurance premiums based on the appropriate underwriting rating per the agreed upon underwriting guidelines.

U169-100-000

Article 14
WARRANTIES AND REPRESENTATIONS

The Company warrants and represents to the Reinsurer as a continuing warranty and representation that all information supplied by the Company to the Reinsurer in connection with this Agreement prior to this Agreement's Effective Date and the date of its execution, is to the best of the knowledge and belief of the Company true, complete and accurate in all respects.

The Company is not aware of any facts or circumstances that have not been disclosed to the Reinsurer which, in the reasonable opinion of the Reinsurer, might have adversely affected the Reinsurer's decision in considering whether or on what terms and conditions to provide reinsurance to the Company, had such facts or circumstances been disclosed.

The Company acknowledges that the Reinsurer has relied upon the information supplied by the Company prior to the execution date of the Agreement in deciding whether or not to enter into this Agreement.

U169-100-000

Article 15
DAC TAX

The Company and the Reinsurer hereby agree to the following pursuant to Section 1.8482(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for all taxable years for which this Agreement remains in effect.

1.	The term "Party" shall refer to either the Company or the Reinsurer, as appropriate.

2.	The terms used in this Article are defined by reference to Regulation Section 1.848-2 in effect as of December 29, 1992.

3.
The Party with the net positive consideration for this Agreement for each taxable year shall capitalize specified policy acquisition expense with respect to this Agreement without regard to the general deductions limitation of Section 848 (c)(1).

4.
The Company and the Reinsurer agree to exchange information pertaining to the amount of the net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5.
The Company shall submit a schedule to the Reinsurer by June 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of the Company stating that the Company shall report such net consideration in its tax return for the preceding calendar year.

6.
The Reinsurer may contest such calculation by providing an alternative calculation to the Company in writing within thirty (30) days of the Reinsurer's receipt of the Company's calculation. If the Reinsurer does not so notify the Company, the Reinsurer shall report the net consideration as determined by the Company in the Reinsurer's tax return for the previous calendar year.

7.
If the Reinsurer contests the Company's calculation of the net consideration, the Parties shall act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the Reinsurer and the Company reach agreement on an amount of net consideration, each Party shall report such amount in their respective tax returns for the previous calendar year.

U169-100-000

Article 16
INSOLVENCY

16.1 Definition of Insolvency
A Party to this Agreement shall be deemed insolvent when it:
1.	applies for or consents to the appointment of a receiver, rehabilitator, conservator liquidator or statutory successor of its properties or assets; or
2.	is adjudicated as bankrupt or insolvent; or
3.
files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

4.	becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the Party's domicile.

16.2 Insolvency of the Company
In the event of insolvency of the Company, all payments due the Company by the Reinsurer shall be payable directly to the Company, its liquidator, receiver or statutory successor on the basis of the liability of the Company under the policies reinsured without diminution because of insolvency of the Company.

In the event of insolvency of the Company, the liquidator, receiver or statutory successor shall give the Reinsurer written notice of the pendency of a claim on a policy reinsured within a reasonable time after the claim is filed in the solvency proceeding. During the pendency of the claim, the Reinsurer may investigate the claim and, in a proceeding where the claim is to be adjudicated, the Reinsurer may, at the Reinsurer's own expense, interpose in the name of the Company, its liquidator, receiver or statutory successor, any defense or defenses which the Reinsurer may deem available to the Company or its liquidator, receiver or statutory successor.

Subject to court approval, the expense thus incurred by the Reinsurer shall be chargeable against the Company as part of the expense of liquidation to the extent of the proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two (2) or more reinsurers participate in the same claim and a majority in interest elects to interpose a defense to the claim, the expense shall be apportioned in accordance with the terms of the reinsurance agreements as if the expense had been incurred by the Company.

16.3 Insolvency of the Reinsurer
In the event of the insolvency of the Reinsurer, the Company may retain all or any portion of any amount then due or which may become due the Reinsurer under this Agreement and use such amounts for the purposes of paying any and all liabilities of the Reinsurer incurred under this Agreement. When all such liability hereunder has been discharged, the Company shall pay the Reinsurer, its receiver, or statutory successor, the balance of such amounts withheld as may remain.

In the event of the insolvency of the Reinsurer, the Company may, upon ninety (90) days written notice to the Reinsurer, its liquidator, receiver or statutory successor, recapture, without penalty, the entire amount of reinsurance under this Agreement.

U169-100-000

Article 17
ARBITRATION

It is the intention of the Reinsurer and the Company that the customs and practices of the life insurance and reinsurance industry shall be given full effect in the operation and interpretation of this Agreement. The Parties agree to act in all matters with the highest good faith. However, if the Reinsurer and the Company cannot mutually resolve a dispute that arises out of or relates to this Agreement, and the dispute cannot be resolved through a dispute resolution process, the dispute shall be decided through arbitration as a precedent to any right of action hereunder.

To initiate arbitration, either the Company or the Reinsurer shall notify the other Party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The Party to which the notice is sent shall respond to the notification in writing within fifteen (15) days of its receipt.

There shall be three arbitrators who shall be current or former officers of United States domiciled life insurance or life reinsurance companies other than the Parties to this Agreement, their affiliates or subsidiaries. Each of the Parties shall appoint one of the arbitrators and these two arbitrators shall select the third. If either Party refuses or neglects to appoint an arbitrator within sixty (60) days of the initiation of the arbitration, the other Party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of the appointment of the second arbitrator, each of them shall name three individuals, of whom the other shall decline two, and the decision as to the third arbitrator shall be determined by drawing lots.

Once chosen, the arbitrators are empowered to select the site of the arbitration and decide all substantive and procedural issues by a majority of votes. As soon as possible, the arbitrators shall establish arbitration procedures as warranted by the facts and issues of the particular case. The arbitrators shall have the power to determine all procedural rules of the arbitration, including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators may consider any relevant evidence; they shall weigh the evidence and consider any objections. Each Party may examine any witnesses who testify at the arbitration hearing.

The arbitrators shall base their decision on the terms and conditions of this Agreement and the customs and practices of the life insurance and reinsurance industries rather than on strict interpretation of the law. The decision of the arbitrators shall be made by majority rule and shall be submitted in writing. The arbitrators shall have no authority to award exemplary or punitive damages or attorney's fees or costs. The decision shall be final and binding on both Parties and there shall be no appeal from the decision. Either Party to the arbitration may petition any court having jurisdiction over the Parties to reduce the decision to judgment.

Each Party shall bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The Parties shall jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

This Article shall survive termination of this Agreement.

U169-100-000

Article 18
CONFIDENTIALITY

The Company and the Reinsurer agree that Customer and Proprietary Information shall be treated as confidential. Customer Information includes, but is not limited to, medical, financial, and other personal information about proposed, current, and former policy owners, insureds, applicants, and beneficiaries of policies issued by the Company. Proprietary Information includes, but is not limited to, business plans and trade secrets, mortality and lapse studies, underwriting manuals and guidelines, applications and contract forms, and specific terms and conditions of this Agreement.

Customer and Proprietary Information shall not include information that:

1.	is or becomes available to the general public through no fault of the Party receiving the Customer or Proprietary Information (the "Recipient");
2.	is independently developed by the Recipient;
3.	is acquired by the Recipient from a third party not covered by a confidentiality agreement; or
4.	is disclosed under a court order, law, or regulation.

The Parties shall not disclose such information to any other parties unless agreed to in writing, except as necessary for retrocession purposes, as requested by external auditors, as required by court order, or as required or allowed by law or regulation.

The Company acknowledges that the Reinsurer can aggregate data with other companies reinsured with the Reinsurer as long as the data cannot be identified as belonging to the Company.

U169-100-000

Article 19
DURATION OF AGREEMENT

This Agreement shall be effective at July 1, 2014 ("Effective Date") and is indefinite as to its duration.

The Company or the Reinsurer may terminate this Agreement with respect to the reinsurance of new business by giving ninety (90) days written notice of termination to the other Party, sent by certified mail. The first day of the notice period is deemed to be the date the document is postmarked.

During the notification period, the Company shall continue to cede and the Reinsurer shall continue to accept policies covered under the terms of this Agreement. Reinsurance coverage on all reinsured policies shall remain in force until the termination or expiry of the policies or until the contractual termination of reinsurance under the terms of this Agreement, whichever occurs first.

U/69-100-000

Article 20
EXECUTION

This Agreement represents the entire contract between the Reinsurer and the Company and supersedes any prior oral or written agreements.

IN WITNESS WHEREOF, the Parties hereto by their respective duly authorized representatives have executed this Agreement No. U169-100-000 in duplicate at the dates and places indicated below.

US ALLIANCE LIFE & SECURITY COMPANY	GENERAL RE LIFE COPORATION
By: /s/ Jeff Brown	By: /s/ James M. Greenwood
Title: EVP & COO	Title: Senior Vice President
Date: January 7, 2015	Date: November 24, 2014
Attest: /s/ Jack H. Brier Title: President	Attest: /s/ Kathy Gollbach Title: Second Vice President

____________________________________________            _________________________________________

U169-100-000

EXHIBIT A
PLANS, RETENTION AND BINDING LIMITS

A.1. Reinsured Plans and Riders

Base Plan and Effective Date	Reinsured Riders
2014 Level Term Series	Primary Insured Rider
Additional Insured Rider

The reinsured business shall be yearly renewable term, excess the Company's maximum retention of $25,000.

A. 2 Reinsurer's Share

Effective Date	Reinsurer’s Share
7/1/2014	100%

A.3 Retention

Issue Age	Standard to Table 4	Table 1 — Table 6	Table 7 — Table 8
18 — 65	$25,000	$25,000	$25,000

A.4 Automatic Binding Limits
Not applicable under this Agreement.

A.5 Conditional Receipt Limit
The Reinsurer's proportionate share of the $100,000 maximum conditional receipt limit.

A.6 Minimum Cession
For automatic business, the minimum cession shall be $10,000.
Cessions $2,500 or less will be automatically terminated and not reinsured with the Reinsurer again.

A.7 Jumbo Limits
Not applicable under this Agreement.

A.8 Conversions
Conversions from a term plan to a permanent plan for an amount not exceeding the face amount are allowed to the end of the level term period or until age 65, whichever occurs first. Conversions are not allowed after the initial level term period. Conversion rates shall be point-in-scale rates.

U169-100-000

EXHIBIT B
REINSURANCE PREMIUMS

B.1 Life Reinsurance Premium
Reinsurance rates shall be 0% in the first policy year.

Reinsurance renewal rates shall be at the factors shown below times the 2001 VBT Select and Ultimate ALB, Sex Distinct, Smoker Distinct Mortality Table.

The Post Level and Conversion premium rates in the following tables are subject to change should the direct premium rates change.

MALE RATES		15YT		20YT		25YT		30YT
UW Class	Issue Ages	Dur 2-5	Dur 6-15	Dur 2-5	Dur 6-20	Dur 2-5	Dur 6-25	Dur 2-5	Dur 6-30	Post Level and Conversions
Preferred Plus NT	18-29	72%	72%	64%	64%	62%	58%	62%	56%	125%
	30-39	46%	46%	45%	42%	45%	39%	45%	37%	150%
	40-49	44%	40%	44%	36%	44%	35%	44%	35%	175%
	50-59	46%	38%	46%	37%	46%	37%	46%	37%	225%
	60-65	47%	47%	47%	47%	N/A	N/A	N/A	N/A	275%
Preferred NT	18-29	90%	90%	80%	80%	78%	72%	78%	69%	150%
	30-39	63%	63%	62%	58%	62%	53%	62%	50%	200%
	40-49	62%	56%	62%	50%	62%	48%	62%	47%	225%
	50-59	63%	52%	63%	49%	63%	49%	63%	49%	250%
	60-65	64%	63%	64%	63%	N/A	N/A	N/A	N/A	300%
Standard NT	18-29	111%	111%	98%	98%	97%	89%	97%	85%	175%
	30-39	80%	80%	80%	74%	80%	68%	80%	64%	250%
	40-49	80%	72%	80%	64%	80%	61%	80%	60%	275%
	50.59	84%	69%	84%	64%	83%	64%	83%	64%	320%
	60-65	90%	88%	90%	88%	N/A	N/A	N/A	N/A	320%
Standard Tb	18-29	79%	79%	74%	74%	71%	71%	71%	71%	175%
	30-39	77%	69%	77%	66%	77%	63%	76%	61%	300%
	40-49	84%	71%	84%	66%	83%	66%	83%	66%	320%
	50-59	92%	79%	92%	76%	92%	75%	92%	75%	320%
	60-65	96%	87%	96%	87%	N/A	N/A	N/A	N/A	320%

U169-100-000

FEMALE RATES		15YT		20YT		25YT		30YT
UW Class	Issue Ages	Dur 2-5	Dur 6-15	Dur 2-5	Dur 6-20	Dur 2-5	Dur 6-25	Dur 2-5	Dur 6-30	Post Level and Conversions
Preferred Plus NT	18-29	59%	51%	59%	50%	59%	50%	59%	49%	225%
	30-39	52%	50%	52%	46%	52%	42%	52%	40%	225%
	40-49	41%	40%	41%	37%	41%	36%	41%	36%	225%
	50-59	42%	42%	42%	42%	42%	42%	42%	42%	250%
	60-65	52%	52%	52%	52%	N/A	N/A	N/A	N/A	300%
Preferred NT	18-29	72%	62%	72%	62%	72%	61%	72%	60%	250%
	30-39	68%	65%	68%	59%	68%	54%	68%	51%	250%
	40-49	55%	52%	55%	48%	55%	47%	55%	47%	250%
	50-59	56%	56%	56%	56%	56%	56%	56%	56%	275%
	60-65	68%	68%	68%	68%	N/A	N/A	N/A	N/A	300%
Standard NT	18-29	100%	85%	100%	85%	100%	85%	100%	83%	275%
	30-39	89%	85%	89%	77%	89%	70%	89%	67%	325%
	40-49	73%	69%	73%	63%	73%	63%	73%	63%	325%
	50-59	73%	73%	73%	73%	73%	73%	73%	73%	325%
	60-65	86%	86%	86%	86%	N/A	N/A	N/A	N/A	325%
Standard Tb	18-29	84%	62%	84%	62%	84%	62%	83%	62%	275%
	30-39	81%	73%	81%	67%	81%	62%	81%	61%	325%
	40-49	72%	72%	72%	69%	72%	68%	72%	68%	325%
	50-59	92%	92%	86%	86%	86%	86%	86%	86%	325%
	60-65	116%	113%	116%	113%	N/A	N/A	N/A	N/A	325%

B.2 Substandard Ratings
Premiums shall be increased by 25% per Table (150% - 500%). Allowances shall be the same as those for life benefits.

B.3 Flat Extras
In the event that a risk is accepted and ceded with a flat extra premium, the total premium remitted to the Reinsurer shall include the flat extra premium minus the allowances shown below.

Type of Flat Extra Premium	First Year	Renewal Years
Temporary Flat Extra (1-5 years)	10%	10%
Permanent Flat Extra (6 years and greater)	75%	10%

U169-100-000

EXHIBIT C
REPORTING METHOD
SELF ADMINISTRATION

C.1 Reporting Method
As soon as possible after a reinsured policy is placed in force, the Company shall show it on its reinsurance report giving the details as described in Exhibit C.3.

C.2 Premium Accounting
Reinsurance premiums are payable annually in advance. Within thirty (30) days after the end of the month, the Company shall send the Reinsurer a statement showing reinsurance premiums due for that period together with payment as indicated on the statement.

If an amount is due the Company, the Reinsurer shall remit such amount within a reasonable time after receipt of the Company's statement.

Arrangements can also be made to accommodate the payment of funds by means of Electronic Funds Transfer or wire transfer.

C.3 Self-Administered Reporting
Bulk Reporting requirements are listed below.

Report formats may differ in style; however, the required data must be provided in order to properly administer the business reinsured.The Company shall submit a copy of its bulk reporting format for review by the Reinsurer prior to the completion of the formal Agreement.

Each self-administered report should be broken down into the following report details, with Automatic and Facultative business shown separately for each detail.
1. NEW BUSINESS
2. FIRST YEAR - OTHER THAN NEW BUSINESS
3. RENEWAL YEAR
4. CHANGES/TERMINATIONS
5. ACCOUNTING INFORMATION
6. RESERVE INFORMATION
7. POLICY EXHIBIT INFORMATION
8. QUARTERLY INFORCE

Below is a brief description of each requested report detail:

1. NEW BUSINESS - New issues* only, first time policy is reported to the Reinsurer. Policies appear only once in this detail and should include the following information: policy number, name of insured, DOB, age, sex, policy date, tobacco use, reinsured amount and NAR, table rate, flat extra rate, and premium.

* Policies which are new, but result from replacements or conversions from other plans covered under other agreements with the Reinsurer should be clearly identified; these policies should not be reported as new issues. The Reinsurer suggests these policies be identified with a transaction code and be reported in the "Changes Detail". The original policy date and duration should also be reported.

U169-100-000

Policies previously ceded to the Reinsurer under an individual cession treaty require special handling. The Reinsurer shall continue reinsurance administration.

2.	FIRST YEAR, OTHER THAN NEW BUSINESS - Policies previously reported on the new business detail, and are still in their first duration or policies involved in first year premium adjustments.

3.	RENEWAL YEAR - All renewal policies.

4.	CHANGES/TERMINATIONS - Polices involved in a change during the current reporting period. Type of change or termination activity must be clearly identified for each policy.

The Reinsurer suggests separate listings for Terminations/Reinstatements, Changes, Conversions/Replacements or the use of Transaction/Reason code to describe activity.

Conversions/Replacements - The Reinsurer requires the reporting of the original policy date, as well as the current date of issue. This data is expected in the "Change Detail" when the conversion is reported and continued in the "Renewal Detail" as the policy continues to be reported.

5.	ACCOUNTING INFORMATION - Premiums summarized for Life, ADB, Waiver, and Other by the following categories: Automatic /Facultative, First Year/Renewal Year, and Allowances where applicable.

6.
RESERVE INFORMATION - Quarterly, a report of reinsured amounts in force and Policy reserves summarized by Life, ADB, Waiver, and Deficiency. Annually, an actuarial opinion prepared by a qualified actuary certifying ceded in force and reserves, a detailed description of the reserving assumptions including X-factors and the Company's actuarial report in support of its X-factor opinion.

7.	POLICY EXHIBIT INFORMATION - Summary of the current period's activity and year-to-date totals, reporting the number of policies and reinsurance amount.

8.	QUARTERLY INFORCE - Quarterly detail report of all policies in force including reserve information.